EXHIBIT 10.01

June 14, 2006

Mr. Steven Weinstein

c/o Macrovision Corporation

2830 De La Cruz Blvd.

Santa Clara, CA 95050

This letter agreement (the “Agreement”) sets forth the terms and conditions for the termination of your employment with Macrovision Corporation (the “Company”). It is recognized herein that your employment with the Company will end effective June 16, 2006. To aid in the transition of your employment, the Company wishes to provide certain separation benefits to you in return for your agreement to the attached Exhibit A Release Agreement.

The Company agrees to pay you $400,000 in severance pay, less standard deductions and withholdings, as consideration for this Agreement. A check in the net amount, as determined by ordinary accounting procedures, will be mailed to you on the eighth day following the Company’s receipt of the signed release, attached hereto as Exhibit A. All federal and state taxes that may be required by law to be paid with respect to said amounts will be your responsibility and the Company has made no representations to you regarding the tax consequences of any amounts received by you pursuant to this Agreement.

To the extent permitted by law and by the Company’s group health insurance plans, you will be eligible to continue your health insurance benefits under the federal COBRA law, at your own expense for up to 18 months, and later, to convert to an individual policy if you wish. You will receive a separate notice of your COBRA rights.

Your stock option will cease vesting as of the last day of your employment with the Company. Any option held by you may thereafter be exercised; to the extent such option was exercisable on June 16, 2006, for 3 months from June 16, 2006, but not later than the expiration of the stated term of the option, if earlier. The restrictions on the Restricted Stock granted to you during your employment with the Company will continue to lapse through June 16, 2006 upon the current schedules(s) associated with such Restricted Stock.

On or before your last day of employment, you agree to return all Company property in your possession including, but not limited to, computer and audio equipment, office equipment, confidential materials, contracts and work documents. You further agree to not disclose any Company information to any third parties that is confidential and/or proprietary.

An Expense Report should be completed for any outstanding business travel or other reimbursable expenses, in accordance with Company policy and practice. The Expense Report should be submitted to management no later than July 1, 2006.

This Agreement and attached Release Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. The parties may, upon mutual agreement and in writing signed by both parties, modify the terms of this Agreement at their discretion. This Agreement and the attached Release Agreement will be interpreted in accordance with the laws of the State of California and in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

Please carefully and fully read and consider this Agreement before executing it. By signing below, you agree that: (i) you fully understand all of the provisions of this Agreement; (ii) you knowingly and voluntarily agree to all of the terms set forth in this Agreement; (iii) you knowingly and voluntarily intend to be legally bound by the same; and (iv) you were advised and hereby are advised in writing to consider the terms of this Agreement and to consult with an attorney of your choice prior to executing this Agreement.

Macrovision Corporation	Accepted and Agreed

/s/ Fred Amoroso	/s/ Steven Weinstein
Fred Amoroso	Steven Weinstein
Chief Executive Officer

Exhibit A – Release Agreement

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (the “Release”) is made and entered into by and between Mr. Steven Weinstein (referred to as “Employee”) and Macrovision Corporation (referred to as “Company”) on the last day that either party signs this Release (the “Effective Date”).

Employee and Company desire to settle fully and finally all differences between them resulting from Employee’s employment by Company and separation which will be effective as of June 16, 2006 and in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, it is hereby agreed by and between the parties as follows:

1. NO ADMISSION. This Release and compliance with this Release shall not be construed as an admission by Company of any liability whatsoever, nor as an admission by Company of any violation of the rights of Employee or of any other person, or of the violation of any law, duty, or contract whatsoever.

2(a). CONSIDERATION. The Company and Employee agree the consideration for this Release shall be the severance payment set forth in the Agreement. The parties hereto agree that the consideration amount provided in this paragraph represents the full and complete settlement of any and all of Employee’s potential claims against the Company or any other entity or person with respect to Employee’s employment and that he will not seek any further compensation for any other severance, claimed damage, costs, or attorneys’ fees in connection with the matters resolved by this Release.

2(b). TAX RESPONSIBILITY. Employee acknowledges and agrees that Company has made no representations to him regarding the tax consequences of any amounts received by him pursuant to this Release. Employee further agrees to pay federal or state taxes, if any, which are required by law to be paid with respect to said amounts.

3. NO CLAIMS FILED. Employee represents that he has not filed any complaints, claims, or actions against the Company, its officers, directors, employees, supervisors, agents, or representatives, with any state, federal, or local agency or court concerning his employment with the Company or separation therefrom and that, to the fullest extent of the law, he will not do so at any time hereafter.

4. CONFIDENTIALITY. The parties agree that they will keep the fact, terms, and amount of this Release completely confidential to the full extent allowed by law and that they will not hereafter disclose any information concerning this Release to anyone, provided, however, that any party hereto may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes. The parties agree that any breach of this confidentiality requirement shall be considered a material breach of this Release.

5. WAIVER. Employee hereby agrees to waive all rights under California Civil Code Section 1542 which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Employee understands that Section 1542 gives Employee the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right.

6. RELEASE. Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, Employee hereby irrevocably and unconditionally releases and forever discharges the Company and each and all of its employees, supervisors, agents, representatives, each of its governing board members, and their successors and assigns and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Employee at any time heretofore had or claimed to have or which Employee may have or claim to have regarding events that have occurred as of the date of this Release, including, without limitation, any and all claims related or in any manner incidental to Employee’s employment with the Company or the separation therefrom. It is expressly understood by Employee that the various rights and claims being waived in this release include, but are not limited to, any and all legally waivable claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974; claims based on conduct in alleged violation of the Employee Retirement Income Security Act and/or its state counterparts; the California Fair Employment and Housing Act (Cal. Gov’t Code § 12900, et seq.); the California Labor Code; or any other claims based on any alleged breach of contract (other than the breach of this Release), breach of duty arising in contract or tort, any alleged discrimination or other unlawful discriminatory or tortious act, or claims based on any other theory under the common law of the United States or any state, or any successor or replacement statutes. Notwithstanding the foregoing waiver language, this Release shall not be construed to waive any claims which cannot be released by private agreement; nor shall it release any claims for indemnity of Employee for acts as an employee under the Bylaws of the Company or as provided for by Delaware Law.

7. RIGHTS AND OBLIGATIONS. Employee understands and agrees that he: (a) has carefully and fully read and considered this Release before executing it; (b) was informed that he had a full 21 days within which to consider this Release before executing it, and that no changes to this Release, whether material or immaterial, will restart this 21 day period; (c) fully understands all of the provisions of this Release; (d) is, through this Release, waiving and releasing the Company from any and all claims he may have against the Company or that may have arisen up to the date of this Release; (e) does not waive any claims that might arise after execution of this Release; (f) knowingly and voluntarily agrees to all of the terms set forth in this Release and that he knowingly and voluntarily intends to be legally bound by the same; (g) was advised and hereby is advised in writing to consider the terms of this Release and to consult with an attorney of his choice prior to executing this Release; (h) has a full 7 days following the execution of this Release to revoke his release of claims arising under the Age Discrimination in Employment Act, as amended provided, however, that such revocation shall not be effective unless each of the following conditions has been met: (1) the revocation is made in writing, addressed to Macrovision Corporation, 2830 De La Cruz Blvd., Santa Clara, CA 95050, Attn: General Counsel; (2) the revocation includes the statement “I hereby revoke my release of claims under the Age Discrimination in Employment Act of 1967;” and (3) the revocation is delivered, via hand delivery, within the 7 day period, to the Company, at the address listed above; (i) understands that rights or federal age discrimination claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.), including the Older Workers Benefit Protection Act, that may arise after the date of this Release is executed are not waived and (j) if he chooses not to so revoke, the Release shall then at 5 p.m. of that 7th calendar day after execution become effective as to claims arising thereunder. Employee further acknowledges and agrees that he continues to be bound by and that he will comply with the terms of any proprietary rights and/or confidentiality agreements between him and the Company, particularly as such agreements relate to transmission of proprietary or confidential information to third parties and the return of any confidential information to the Company.

8. SUCCESSORS AND ASSIGNS. This Release shall be binding upon, and shall inure to the benefit of, the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that he has not transferred to any person or entity any rights, causes of action, or claims released in this Release.

9. ARBITRATION. Any dispute arising between Employee and the Company pertaining to the formation, validity, interpretation, effect or alleged breach of this Release (hereinafter referred to as “Arbitrable Dispute”) will be submitted to binding arbitration in Santa Clara County, California. The parties agree to submit any such dispute to binding arbitration pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association within 6 months of the alleged violation of the Release. Any such claims not presented within 6 months shall be deemed waived. The parties agree that such arbitration shall be the exclusive remedy for any Arbitrable Dispute arising out of this Release, and hereby expressly waive any right they have or may have to a jury trial of any dispute arising out of this Release. The parties agree that, notwithstanding the remaining terms of the Release, there exists sufficient additional consideration for the agreement to arbitrate set forth in this paragraph. In making the Arbitrator’s award, the Arbitrator shall have no power to add to, delete from, or modify the terms of this Release, or to construe implied terms or covenants herein, the parties being in agreement that no such implied terms or covenants are intended. In reaching the Arbitrator’s decision, the Arbitrator shall adhere to relevant law and applicable legal precedent, and shall have no power to vary therefrom. At the time of issuing the Arbitrator’s award, the Arbitrator shall, in the award or separately, make specific findings of fact, and set forth such facts in support of the Arbitrator’s decision, as well as the reasons and basis for the Arbitrator’s opinion. Should the Arbitrator exceed the jurisdiction or authority here conferred, any party aggrieved thereby may file a petition to vacate, amend or correct the award so rendered in a court of competent jurisdiction.

10. SPECIFIC PERFORMANCE. It is further understood and agreed that if, at any time, a violation of any term of this Release is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

11. RULES GOVERNING. Should any provision of this Release be found by any court of competent jurisdiction to be unlawful, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and the unlawful, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Release. This Release sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. This Release shall be interpreted in accordance with the laws of the State of California and in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

12. SIGNATURE. This Release may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any said purpose.

MACROVISION CORPORATION	EMPLOYEE

/s/ Fred Amoroso	/s/ Steven Weinstein
Fred Amoroso, Chief Executive Officer	Steven Weinstein

Dated: June 15, 2006	Dated: June 15, 2006